                                                                   EXHIBIT 12(a)

                            CNF TRANSPORTATION INC.

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                          ------------------------------------------------
                                    YEAR ENDED DECEMBER 31,
                          ------------------------------------------------
                              1996      1995      1994      1993      1992
                          --------  --------  --------  --------  --------
                                     (dollars in thousands)
Fixed Charges:
  Interest Expense        $ 39,766  $ 33,407  $ 27,065  $ 29,890  $ 33,023
  Capitalized Interest       2,092       731       793       531         4
  Preferred Dividends       12,645    12,419    12,475    12,551    12,618
                          --------  --------  --------  --------  --------
Total Interest              54,503    46,557    40,333    42,972    45,645
Interest Component of
 Rental Expense             48,704    43,202    41,416    34,464    32,219
                          --------  --------  --------  --------  --------
Fixed Charges              103,207    89,759    81,749    77,436    77,864
  Less:
  Capitalized Interest       2,092       731       793       531         4
  Preferred Dividends       12,645    12,419    12,475    12,551    12,618
                          --------  --------  --------  --------  --------
    Net Fixed Charges     $ 88,470  $ 76,609  $ 68,481  $ 64,354  $ 65,242
                          ========  ========  ========  ========  ========
Earnings:
  Income (Loss) from
   Continuing Operations
   Before Income Taxes    $147,132  $152,942  $165,129  $ 66,202  $(26,783)
  Add: Net Fixed Charges    88,470    76,609    68,481    64,354    65,242
                          --------  --------  --------  --------  --------
    Total Earnings Before
     Fixed Charges        $235,602  $229,551  $233,610  $130,556  $ 38,459
                          ========  ========  ========  ========  ========
Ratio of Earnings to
 Fixed Charges:
  Total Earnings          $235,602  $229,551  $233,610  $130,556  $ 38,459
  Fixed Charges(1)         103,207    89,759    81,749    77,436    77,864
  Ratio                        2.3x      2.6x      2.9x      1.7x      0.5x(2)

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(1) Fixed charges represent interest on capital leases and short-term and long-
    term debt, capitalized interest, dividends on shares of the Series B Cumulative Convertible Preferred Stock used to pay debt service on notes issued by the Company's Thrift and Stock Plan (the "TASP"), and the applicable portion of the consolidated rent expense which approximates the interest portion of lease payments.

(2) Earnings were inadequate to cover fixed charges for the period shown; the deficiency was $39.4 million for the year ended December 31, 1992.